EXHIBIT 10.1
NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.
Asset Purchase Agreement
by and between
Absolute Software Corporation, Purchaser
and
Phoenix Technologies Ltd., Seller
Dated as of April 7, 2010

i

TABLE OF CONTENTS
(continued)

ii

EXHIBITS AND SCHEDULES
Exhibits

Exhibit A	Certain Definitions
Exhibit B	Licensed Code Under Section 6.13
Exhibit C	Licensed Code Under Section 6.14
Exhibit 3.2(a)	General Assignment and Bill of Sale
Exhibit 3.2(b)	Support Services Agreement
Exhibit 3.2(c)	Assignment and Assumption Agreement
Exhibit 3.2(d)	Patent Assignment
Exhibit 3.2(h)	Patent License
Exhibit 3.2(i)	CSS and Tools License
Exhibit 3.2(k)	Government Contract License
iii

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 7th day of April, 2010, by and between Absolute Software Corporation, a British Columbia corporation (“Purchaser”), and Phoenix Technologies Ltd., a Delaware corporation (“Seller”). Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.
RECITALS
     WHEREAS, Seller is engaged in the business of producing, developing, licensing and selling the current FailSafe™ and Phoenix Freeze™ products and services (“Seller Products and Services”), developer’s tools and related documentation (the “Business”);
     WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser certain of the assets, properties and rights of, the Business, and Purchaser is willing to assume certain liabilities and obligations associated with such assets on the terms and conditions set forth herein; and
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
ARTICLE 1. THE TRANSACTION
     1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall and shall cause any Subsidiaries of Seller to sell, transfer, convey, assign and deliver to Purchaser (or an Affiliate of Purchaser designated by Purchaser (the “Purchaser Affiliate”)), and Purchaser (or the Purchaser Affiliate) shall purchase from Seller, free and clear of all Encumbrances, all of Seller’s right, title and interest in the following properties and assets and rights of any kind, whether tangible or intangible, real or personal, wherever located, whether or not carried on the books of Seller, other than the Excluded Assets (collectively, the “Purchased Assets”):
          (a) Transferred Intellectual Property. All Intellectual Property that is primarily used in or necessary to exploit the Seller Products and Services as currently exploited by Seller, including without limitation, the Intellectual Property listed on Schedule 1.1(a) (collectively, the “Transferred Intellectual Property”);
          (b) Books and Records. Copies of documentation and specifications on whatever existing medium (including paper and electronic media), including any Tax Returns and other documents relating to Taxes and documentation thereof, to the extent primarily related to the Purchased Assets and Assumed Liabilities, and originals of Patent Documentation for the Purchased Assets (the “Books and Records”); and

          (c) Tax Refunds and Credits. All refunds, credits and claims for refunds or credits relating to Property Taxes paid with respect to the Purchased Assets and allocable to any Post-Closing Period.
     1.2 Excluded Assets. Notwithstanding Section 1.1, the following assets of Seller (the “Excluded Assets”) shall not be included in the Purchased Assets:
          (a) Cash. Cash, cash equivalents and marketable securities;
          (b) Certain Debt. Any intercompany or intra-company receivable cash balances between Seller and any of its Affiliates or between any of its Affiliates;
          (c) Corporate Documents. Corporate seals, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of Seller;
          (d) Employee Benefit Plans. All Employee Benefit Plans;
          (e) Records. All personnel records and other records that Seller is required by law to retain in its possession;
          (f) Taxes. All refunds, credits and rights to refunds or credits of (i) Property Taxes in respect of the Purchased Assets allocable to any Pre-Closing Period and (ii) income Taxes of Seller;
          (g) Real Property. Any interest in real property or leases, subleases or licenses for the occupancy of real property;
          (h) Receivables. All accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of the Business (“Receivables”);
          (i) Rights Under Certain Agreements. All rights of Seller under any Transaction Agreement; and
          (j) Excluded Intellectual Property. All Intellectual Property that is both licensed to Purchaser and listed on Schedule 1.2(j).
     1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Purchaser (or the Purchaser Affiliate) shall assume only the Assumed Liabilities. Thereafter, Purchaser (or the Purchaser Affiliate) shall pay and discharge all such Assumed Liabilities as and when such Assumed Liabilities become due and owing. For the purposes of this Agreement, the “Assumed Liabilities” shall mean any Liability incurred or accruing after the Closing Date attributable exclusively to the operation or use after the Closing Date of any Purchased Asset by Purchaser.

     1.4 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser (and the Purchaser Affiliate) shall not assume and shall not be liable or responsible for any Liability of Seller, any direct or indirect Subsidiary of Seller or any other Affiliate of Seller (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Purchaser (and the Purchaser Affiliate) shall not be obligated to assume, and does not assume, and hereby disclaims any of the following Liabilities of Seller, its Subsidiaries or its Affiliates:
          (a) Any Liability attributable to any assets, properties or Contracts not included in the Purchased Assets;
          (b) Any Liability attributable to any Contract of Seller, including any product warranties or guarantees;
          (c) Any Liability for accounts payable of Seller;
          (d) Except as otherwise specifically provided in Section 9, any Liability for Taxes attributable to or imposed upon Seller or any of its Affiliates (including any Liability of Seller for the Taxes of any Person under Treas. Regs. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise), or attributable to or imposed upon the Business or the Purchased Assets for any Pre-Closing Period;
          (e) Any Liability for or with respect to any loan, or other indebtedness for borrowed money, including any such Liabilities owed to Affiliates of Seller;
          (f) Any Liability arising from accidents, occurrences, misconduct, negligence, breach of fiduciary duty or statements made or omitted to be made (including libelous or defamatory statements) on or prior to the Closing Date, whether or not covered by workers’ compensation or other forms of insurance;
          (g) Any Liability arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent attributable to any action or omission on or prior to the Closing Date, including any Liability for (i) infringement or misappropriation of any Intellectual Property or any other rights of any Person (including any right of privacy or publicity) prior to the Closing Date; (ii) breach of product warranties (which shall not include repairs, fixes or replacements in the ordinary course of business) prior to the Closing Date; (iii) injury, death, property damage or other losses arising with respect to or caused by Seller Products or the manufacturer or design thereof prior to the Closing Date; or (iv) violations of any Legal Requirements (including federal and state securities laws);
          (h) Any Liability of Seller or any ERISA Affiliate attributable to any current or former Employee or other service provider of Seller or any ERISA Affiliate, including, without limitation, any Liability arising under applicable law;
          (i) Any Liability of Seller or any ERISA Affiliate, arising out of any Employee Benefit Plan, including, without limitation, any Liability with respect to any Seller’s or any ERISA Affiliate’s withdrawal or partial withdrawal from or termination of any Employee Plan;
          (j) Any Liability under any Contract with an Employee or Consultant of Seller;
          (k) Any Liability for making payments of any kind to Employees (including as a result of the Transaction, the termination of an employee by Seller, wages, stock options, accrued vacation or sick pay, or other claims arising out of the terms of employment with Seller), or with respect to payroll taxes;
          (l) Except as otherwise set forth in this Agreement, any Liability (i) incurred in connection with the making or performance of this Agreement and the Transaction or (ii) related to or arising from the acquisition of the Purchased Assets by Purchaser;
          (m) Any costs or expenses incurred in connection with shutting down, de-installing and removing equipment not purchased by Purchaser and any costs or expenses associated with any Contracts not assumed by Purchaser hereunder;
          (n) Except as otherwise set forth in this Agreement, any Liability for expenses and fees incurred by Seller incidental to the preparation of the Transaction Agreements, preparation or delivery of materials or information requested by Purchaser, and the consummation of the Transaction, including all broker, counsel and accounting fees;
          (o) Any Legal Requirement applicable to Seller, the Purchased Assets or the Assumed Liabilities on or prior to the Closing Date, or any Liability of Seller for a violation of such a Legal Requirement that occurred on or prior to the Closing;
          (p) Any Liability to any stockholder of Seller;
          (q) Any other Liability arising out of the operation of the Business or the ownership of the Purchased Assets prior to the Closing other than the Assumed Liabilities; and
          (r) Any Liability of Seller or any Subsidiary of Seller other than the Assumed Liabilities.
ARTICLE 2. CONSIDERATION FOR TRANSFER
     2.1 Purchase Price. Subject to the terms and conditions of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Purchased Assets and the execution and delivery of the Transaction Agreements by Seller to Purchaser, Purchaser shall deliver to Seller, Six Million Eight Hundred and Seventy-Five Thousand U.S. Dollars ($6,875,000) in cash, (the “Purchase Price”), payable by wire transfer of immediately available U.S. funds and an executed Assignment and Assumption Agreement.

ARTICLE 3. CLOSING AND CLOSING DELIVERIES
     3.1 Closing; Time and Place. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Latham & Watkins located at 355 South Grand Avenue, Los Angeles CA 90071, on the date hereof or at such other date, time or place as the parties may agree (the “Closing Date”).
     3.2 Deliveries by Seller. At the Closing, Seller shall (i) subject to the terms and conditions of this Agreement, take all steps necessary to permit Purchaser or a Purchaser Affiliate to take actual possession and control of the Purchased Assets and (ii) deliver the following items, duly executed by Seller as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:
          (a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit 3.2(a) (the “General Assignment and Bill of Sale”);
          (b) Support Services Agreement. Support Services Agreement under which Seller will provide Purchaser with support and engineering services from time to time in the form attached hereto as Exhibit 3.2(b) (the “Support Services Agreement”).
          (c) Assignment and Assumption Agreement. Assignment and Assumption Agreement covering all of the Assumed Liabilities substantially in the form attached hereto as Exhibit 3.2(c) (the “Assignment and Assumption Agreement”);
          (d) Intellectual Property Assignment and Recordation. A patent assignment (the “Patent Assignment”) substantially in the form of Exhibit 3.2(d) hereto, for all of such Patents that are Transferred Intellectual Property and such other documentation required to assign and transfer title to such Patents and record such transfer and assignment;
          (e) Other Conveyance Instruments. Such other specific instruments of sale, transfer, conveyance and assignment as Purchaser may reasonably request to permit Purchaser to take actual possession and operating control of the Purchased Assets;
          (f) Seller Products and Services. The Seller Products and Services in good and marketable condition that is substantially equivalent to the manner as they are being operated in the Business on the date of this Agreement, including all related Source Code and Source Code history, Object Code, build instructions and test plans;
          (g) Books and Records. The Books and Records, including originals of Patent Documentation for the Purchased Assets;
          (h) Patent License. A license providing Purchaser with certain rights to the Patents owned by Seller and set forth in Schedule 3.2(h), and providing Seller with certain rights to the Patents transferred to Purchaser and set forth in Schedule 1.1(a) in the form attached hereto as Exhibit 3.2(h) (the “Patent License”);

          (i) CSS and Tools License. A license providing Purchaser with certain rights to CSS Source Code owned by Seller in the form attached hereto as Exhibit 3.2(i) (the “CSS and Tools License”);
          (j) FIRPTA Certificate. A certification in the form prescribed by Treas. Regs. Section 1.1445-2(b)(2) from Seller (and from each other seller, if any, of any of the Purchased Assets) stating, under penalties of perjury, such Person’s taxpayer identification number and that such Person is not a foreign person; and
          (k) Government Contract License. A license providing Seller with certain rights to Seller Products and Services to fulfill Seller’s obligations under the Government Contracts in the form attached hereto as Exhibit 3.2(k) (the “Government Contract License”).
     3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following items, duly executed by Purchaser as applicable, all of which shall be in a form and substance reasonably acceptable to Seller and Seller’s counsel:
          (a) Wire Transfers. A wire transfer of immediately available funds to Wells Fargo for credit to Seller’s account in the amount of the Purchase Price.
     3.4 Delivery by Purchaser and Seller. At the Closing, Purchaser and Seller shall deliver the following items, duly executed by the appropriate parties, all of which shall be in a form and substance reasonably acceptable to the non-delivering party and its counsel:
          (a) Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, including such certificates, instruments and documents to be executed or delivered by Seller pursuant to Article 3 hereof.
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth on Schedule 4 (the “Seller Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 4 and as to which Purchaser acknowledges and agrees that any matter disclosed pursuant to a Section of the Seller Disclosure Schedule shall be deemed disclosed for all other purposes of the Seller Disclosure Schedule as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other Section of the Seller Disclosure Schedule, that such disclosure is applicable to such other Section of the Seller Disclosure Schedule), Seller hereby represents and warrants as of the date hereof to Purchaser as follows:
     4.1 Organization, Good Standing, Qualification.
          (a) Seller is an entity duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct or nature of the Business, the operation of the Purchased Assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Purchased Assets.
          (b) Schedule 4.1(b) lists every state or foreign jurisdiction in which Seller has facilities, maintains an office or has an Employee, to the extent necessary for the operation of the Business. With respect to the Purchased Assets, neither Seller nor any of its predecessors has conducted any business under, or otherwise used for any purpose in any jurisdiction, any fictitious name, assumed name, trade name or other name, except as set forth on Schedule 4.1(b).
     4.2 Authority; Binding Nature of Agreements; Required Consents.
          (a) Seller has all requisite power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Seller. The approval of the stockholders of Seller is not required for Seller to enter into this Agreement or consummate the Transaction or any part thereof. This Agreement has been duly and validly executed and delivered by Seller. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
          (b) Schedule 4.2(b) contains a complete and accurate list of all consents, waivers, approvals, orders and authorizations of, and registrations, declarations or filings with, and notices to any Governmental Authority required by, or with respect to, Seller in connection with the execution and delivery of this Agreement or any other Transaction Agreement or the consummation of the Transaction or any part thereof (each, a “Governmental Consent”), other than such consents, waivers, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to have or make would not reasonably be expected to have a Material Adverse Effect on Purchaser’s ability to own and operate the Purchased Assets as presently owned and operated by Seller.
          (c) Schedule 4.2(c) contains a complete and accurate list of all consents and waivers required from a third party in order to assign or transfer the Purchased Assets pursuant to this Agreement (“Assignment Consents”).
     4.3 Absence of Conflicts. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller do not and will not (with or without notice or lapse of time):
          (a) conflict with, violate or result in any breach of (i) any of the provisions of any Seller’s or any Subsidiary of Seller’s Certificate of Incorporation or bylaws; (ii) any resolutions of the stockholders, board, or any committee thereof; (iii) any of the terms or requirements of any Governmental Approval held by Seller or any Subsidiary of Seller that relates to any of the Purchased Assets or Assumed Liabilities; or (iv) any provision of a Contract to which Seller (and if applicable, any Affiliate of Seller) is a party;
          (b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any of the Purchased Assets or Assumed Liabilities, is subject; or (iii) revoke, suspend or modify any Governmental Approval necessary for the transfer of the Purchased Assets;
          (c) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or
          (d) require Seller to obtain any Consent or make or deliver any material filing or notice with or to a Governmental Authority necessary for the transfer of the Purchased Assets.
     4.4 Subsidiaries. Other than as set forth on Schedule 4.4, Seller does not own, directly or indirectly, any capital stock of or any other equity interest in, or control, directly or indirectly, any other Person (other than Employees), and Seller is not or has not been, directly or indirectly, a party to, member of or participant in any partnership, limited liability company, joint venture or similar business entity, in each of the foregoing cases, which (i) is or has owned any of the Purchased Assets or (ii) is or has been involved in the Business in any material respect.
     4.5 Absence of Undisclosed Liabilities.
          (a) Neither Seller nor any Subsidiary of Seller has any Liabilities of any kind that will be transferred to Purchaser upon transfer of the Purchased Assets to Purchaser (or the Purchaser Affiliate);
          (b) Neither Seller nor any Subsidiary of Seller has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, or (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony.
          (c) Neither Seller nor any Subsidiary of Seller is, or has been, a party to any agreement whereby it has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of the Purchased Assets to secure, the performance or payment of, any material obligation or other material liability of any Person.
     4.6 Absence of Changes. Since December 31, 2009 and through the date hereof, (i) Seller and the Subsidiaries of Seller have conducted the Business in the ordinary course of business; (ii) no event or circumstance has occurred that would reasonably be expected to have a

Material Adverse Effect on the Purchased Assets; and (iii) except as set forth in Schedule 4.6, there has not been any:
          (a) transaction by Seller or any Subsidiary of Seller (with respect to the Purchased Assets), except in the ordinary course of business and consistent with past practices;
          (b) capital expenditure or capital commitment by Seller or any Subsidiary of Seller (with respect to the Purchased Assets) in any amount in excess of $[***] in any individual case or $[***] in the aggregate;
          (c) destruction of, material damage to or material loss of any Purchased Assets (whether or not covered by insurance);
          (d) material revaluation by Seller or any of its Subsidiaries of any of the Purchased Assets, including the writing down of the value of inventory or writing off of notes or accounts receivable;
          (e) sale, lease, license or other disposition of any of the Purchased Assets, or creation of any Encumbrance on the Purchased Assets, except in the ordinary course of business and consistent with past practices;
          (f) waiver or release of any material right or claim of Seller or any Subsidiary of Seller primarily related to the Purchased Assets, except in the ordinary course of business and consistent with past practices;
          (g) to Seller’s Knowledge, commencement, or written notice or threat of commencement, of any lawsuit or proceeding against, or investigation of Seller or any Subsidiary of Seller, related to the Purchased Assets or commencement or settlement of any litigation by Seller related to the Purchased Assets;
          (h) transfer or sale by Seller or any Subsidiary of Seller of any rights to any material Purchased Assets or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by Seller in the ordinary course of business consistent with past practices that do not include any rights with respect to Source Code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for any of the foregoing;
          (i) agreement, or modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to the Purchased Assets, except in the ordinary course of business;
          (j) to Seller’s Knowledge, agreement by Seller, any Subsidiary of Seller or any officer or employees thereof, to do any of the things described in the preceding clauses (a) through (j) (other than negotiations with Purchaser and its Representatives regarding the Transaction).
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     4.7 Restrictions on Business Activities. Except as set forth on Schedule 4.7, there is no Contract or judgment, injunction, order or decree to which Seller or any Subsidiary of Seller is a party or specifically subject, that has the effect of prohibiting or impairing or otherwise limiting the freedom of Purchaser to own the Purchased Assets after the Closing.
     4.8 Material Contracts.
          (a) Schedule 4.8(a) sets forth as of the date hereof an accurate, correct and complete list of all Contracts to which any of the descriptions set forth below apply (the “Material Contracts”):
               (i) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits primarily relating to any of the Purchased Assets;
               (ii) Any Contract with any Governmental Authority that directly applies to any of the Purchased Assets;
               (iii) Any Contract relating to any license or royalty arrangement that directly applies to the Purchased Assets;
               (iv) Any power of attorney, proxy or similar instrument that applies directly to the Purchased Assets;
               (v) Any Contract for the manufacture, service or maintenance of any Seller Products and Services not scheduled pursuant to Schedule 4.10(e);
               (vi) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area primarily relating to any of the Purchased Assets or which would be binding on Purchaser after the Closing;
               (vii) Any other Contract primarily relating to the Purchased Assets (including current Contracts with customers of the Business), which (i) provides for payment, performance of services or delivery of goods or materials by either party thereto having an aggregate value of [***] or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, an Affiliate and Seller; and
               (viii) Any other Contract primarily relating to the Transferred Intellectual Property not scheduled pursuant to Schedule 4.10(e);
          (b) Seller has provided to Purchaser accurate, correct and complete copies of all Material Contracts, including all material amendments, supplements, modifications and waivers thereof.
          (c) Each Material Contract is currently valid and in full force and effect, and to Seller’s Knowledge, is enforceable by Seller or any Subsidiary of Seller, as the case may be, in accordance with its terms, except as may be limited by bankruptcy, insolvency,
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
          (d) Neither Seller nor any Subsidiary of Seller has waived any material rights under any Material Contract.
          (e) To the Knowledge of Seller, the performance of the Material Contracts will not result in any violation of, or failure by Seller or any Subsidiary of Seller to comply, in any material respect, with any Legal Requirement that will have a Material Adverse Effect on the Purchased Assets.
          (f) Except as set forth in Schedule 4.8(f), all Contracts with any customer or any party to which Seller or any Subsidiary of Seller provides products or services related to the Purchased Assets are terminable by Seller within no more than 180 days prior notice without any penalty or adverse consequences.
     4.9 Title; Sufficiency.
          (a) Seller has good and valid title to and has the right to sell, assign and deliver the Purchased Assets to Purchaser. The Purchased Assets are free and clear of all Encumbrances of any kind or nature.
          (b) The Purchased Assets include all of the Intellectual Property owned by Seller that is primarily used in or necessary to exploit the Seller Products and Services as currently exploited by Seller, other than the Excluded Assets.
     4.10 Intellectual Property.
          (a) Schedule 1.1(a) lists all Transferred Intellectual Property with respect to the Business. The Seller Products and Services are all of the products and services that are currently licensed, sold, published, offered, or under development by Seller in connection with the Business. With respect to each United States Patent set forth on Schedules 1.1(a) and 3.2(h), the corresponding foreign counterpart Patents to such United States Patent are accurately set forth. There are no Patents filed by Seller or any Subsidiary related to any Anti-Theft Products and Services or Proximity-based Anti-Theft Products and Services which are unpublished patent applications and are not set forth on Schedules 1.1(a) and 3.2(h).
          (b) Seller has no Knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures which could reasonably be expected to invalidate any Transferred Intellectual Property, or any claim thereof, or of any conduct the result of which could reasonably be expected to render any Transferred Intellectual Property or any claim thereof invalid or unenforceable. To the Knowledge of Seller, the original, first and joint inventors of the subject matter claimed in the patents and patent applications included in the Transferred Intellectual Property are properly represented in such patents and patent applications. Neither Seller nor any of its Subsidiaries have knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Seller Registered Intellectual

Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Seller Registered Intellectual Property. The Transferred Patents are assignable to Purchaser at the Closing.
          (c) To the Seller’s Knowledge, all Seller Registered Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned. All necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates in connection with such Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other equivalent authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Seller Registered Intellectual Property. There are no actions that must be taken by Purchaser or by Seller or their respective Subsidiaries within one hundred and eighty (180) days of the Closing Date, including, with respect to each item of Seller Registered Intellectual Property and the Transferred Patents, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any such Intellectual Property.
          (d) Seller is the sole and exclusive beneficial and record owner of all Transferred Intellectual Property and Licensed Intellectual Property free and clear of any Encumbrances, including all works of authorship and all associated copyrights that are used or embodied in, such Intellectual Property, and except under an Out-License (as defined below), no other Person has any other rights thereto. Seller has the requisite power and authority to grant to Purchaser the licenses to the Licensed Intellectual Property that are expressly set forth in this Agreement; provided, however, that without limiting other provisions of this Agreement, this sentence is not intended to be and shall not be construed as any form of covenant, representation or warranty as to infringement of any third party’s Intellectual Property by the Licensed Intellectual Property. To the Knowledge of Seller, Seller is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Seller in Transferred Intellectual Property. The Transferred Intellectual Property along with the Licensed Intellectual Property that is licensed to Purchaser pursuant to this Transaction constitutes all the Intellectual Property owned by or licensed to Seller that is primarily used in or necessary to conduct the Business as it is currently conducted, other than non-exclusive licenses to commercially available off-the-shelf software entered into in the ordinary course. Schedule 4.10(d) lists all Contracts pursuant to which a third party has licensed Intellectual Property to Seller that are necessary to the Seller Products and Services, other than non-exclusive licenses to commercially available off-the-shelf software entered into in the ordinary course (“In-Licenses”).
          (e) Schedule 4.10(e) lists (i) all Contracts pursuant to which Seller has granted a third party a license to or covenant not to sue with respect to any Transferred Intellectual Property (other than non-exclusive licenses, granted to end user customers in the ordinary course in connection with the sale or licensing of the Seller Products and Services, that do not materially differ in substance from the Seller’s standard forms of end-user licenses (copies of which have been provided to Purchaser)) and (ii) all Contracts pursuant to which a third party has been granted any ownership rights (including any exclusive license rights) in any portion of software that is or has been incorporated in or bundled with the Seller Products and Services (subsections (i) and (ii) of this Section 4.10(e), collectively, the “Out-Licenses,” and together with the In-Licenses, the “IP Licenses”). Seller is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any IP License, nor does Seller have Knowledge of any event or occurrence that could reasonably be expected to constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both). To Seller’s Knowledge, each such IP License is in full force and effect and Seller is not in material default thereunder, nor to the Knowledge of Seller is any party obligated to Seller pursuant to any such agreement in material default thereunder. Following the Closing Date, subject to receipt of any Assignment Consents, to Seller’s Knowledge, Purchaser will be permitted to exercise all of Seller’s rights under such IP Licenses to the same extent Seller would have been able to had the Transaction not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which Seller would otherwise have been required to pay had the Transaction not occurred.
          (f) There is no pending nor has Seller received written notice of any threatened (and at no time within the two (2) years prior to the date of this Agreement has there been pending any) Proceeding before any court, government agency or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any Transferred Intellectual Property or Licensed Intellectual Property. Seller is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Proceedings which permit third parties to use any Transferred Intellectual Property or Licensed Intellectual Property.
          (g) To Seller’s Knowledge, Seller owns, or has valid rights to use all of the Intellectual Property used or held for use in, or necessary to conduct the Business as currently conducted.
          (h) To Seller’s Knowledge, the Transferred Intellectual Property and Licensed Intellectual Property do not infringe, dilute, misappropriate, or otherwise violate any Intellectual Property or other proprietary right owned by any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction.
          (i) There is no pending nor has Seller received written notice of any threatened (and at no time within the two (2) years prior to the date of this Agreement has there been pending or threatened any) action, suit, claim or proceeding alleging that any of the Transferred Intellectual Property or Licensed Intellectual Property infringes, dilutes, misappropriates, or otherwise violates or constitutes the unauthorized use of, or will infringe, dilute, misappropriate, or otherwise violate or constitute the unauthorized use of the Intellectual Property of any third party (nor does the Seller have Knowledge of any basis therefor). Neither the Seller nor any of its Subsidiaries is a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Proceeding which (i) restricts the rights of the Seller or any of its Subsidiaries to use any Transferred Intellectual Property, (ii) impairs the Transferred Intellectual Property or Licensed Intellectual Property in order to accommodate a third party’s Intellectual Property or (iii) requires any future payment by the Seller or any of its

Subsidiaries for use of the Transferred Intellectual Property. Seller has not received any written communication from any third party offering to license to Seller any Intellectual Property for use in the Business, other than as contained in advertisements to license generally commercially available software. There are no Contracts between Seller or any of its Subsidiaries and any third party with respect to the Transferred Intellectual Property or Licensed Intellectual Property under which there is any material dispute regarding the scope of such Contract or performance under such Contract, including with respect to any payments to be made or received by Seller and its Subsidiaries thereunder.
          (j) To Seller’s Knowledge, no third party, Employee or former Employee is infringing, diluting, misappropriating, or otherwise violating or engaged in the unauthorized use of any Transferred Intellectual Property, and no actions, suits, claims or proceedings have been brought against any third party by Seller alleging that a third party is infringing, diluting, misappropriating, or otherwise violating or engaged in the unauthorized use of any Transferred Intellectual Property.
          (k) Seller and each of its Subsidiaries has taken commercially reasonable steps to obtain, maintain and protect the Transferred Intellectual Property, including requiring each current and former employee who has made material contributions to the development of any Transferred Intellectual Property to execute a legally enforceable and binding intellectual property rights assignment and nondisclosure agreement (in each case, which agreement does not materially differ in form or substance from Seller’s standard form which has been provided by Seller to Purchaser) under which such employee has not retained and does not have any rights or licenses with respect to the Transferred Intellectual Property. Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any third party of material confidential information or Trade Secrets of Seller that is used in the Transferred Intellectual Property. All consultants and independent contractors who have made contributions to the development of any Transferred Intellectual Property (including all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Seller Products and Services) have entered into a work-made-for-hire agreement or have otherwise assigned to Seller (or a third party that previously conducted any business currently conducted by Seller and that has assigned its rights in such Transferred Intellectual Property to Seller) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Transferred Intellectual Property developed by them in the course of their work for Seller. Assignments to Seller of the patents, patent applications, copyrights and copyright applications listed in Schedules 1.1(a) and 3.2(h) have been duly executed and filed with the United States Patent and Trademark Office or Copyright Office, or any equivalent foreign authority, as applicable.
          (l) Except as set forth on Schedule 4.10(l), neither Seller nor any of its Subsidiaries has granted nor is Seller or any of its Subsidiaries obligated to grant access or a license to any of the Source Code of the portions of the Seller Products and Services included in the Transferred Assets (including in any such case any conditional right to access or under which Seller has established any escrow arrangement for the storage and conditional release of any of its Source Code). The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of any of the Seller Products and

Services Source Code. The Source Code for all Seller Products and Services that include software has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Seller Products and Services.
          (m) Schedule 4.10(m) accurately identifies (i) each item of Open Source Software that is contained in any of the Seller Products and Services or from which any part of any of the Seller Products and Services are derived, (ii) the applicable license for each such item of Open Source Software, (iii) the Seller Products and Services to which each such item of Open Source Software relates, and (iv) a high level description of the manner in which such Open Source Software is used. None of the Seller Products and Services are subject to the provisions of any Open Source Software license or similar Contract which requires or conditions the use or distribution of such Seller Products and Services on (A) any requirement to license such Seller Products and Services or any portion thereof for the purpose of making modifications or derivative works, (B) any requirement to distribute such Seller Products and Services or any portion thereof without charge, (C) the disclosure, licensing or distribution of any Source Code of any Seller Products and Services, or (D) except as specifically permitted by law, permitting any Person to decompile, disassemble, or otherwise reverse-engineer any Seller Products and Services.
          (n) Neither Seller nor any of its Subsidiaries is a party to any Contract under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Purchaser or any Purchaser Affiliates as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment or alteration of any such license or other right which exists on the date of this Agreement.
          (o) None of Seller’s professional services agreements with its customers, agreements with merchants, agreements with outside consultants for the performance of professional services on the behalf of Seller, the Subsidiaries or any of their respective customers, nor any agreement or license with any end user or reseller of Seller Products and Services confers upon any Person other than Seller any ownership right with respect to any Transferred Intellectual Property or Licensed Intellectual Property developed in connection with such agreement or license.
          (p) Seller and its Subsidiaries have not (i) transferred ownership of any Transferred Intellectual Property to any Person, except to Purchaser as part of this Transaction; or (ii) granted any exclusive license with respect to any Transferred Intellectual Property or Licensed Intellectual Property.
          (q) Seller has provided to Purchaser a complete and accurate list that, to the Knowledge of Seller, lists all known bugs, defects, and errors in the current version of the Seller Products and Services. The Seller Products and Services do not contain any bugs, defects errors or problems that could have a Material Adverse Effect on the operation of such Seller Products and Services.
          (r) To Seller’s Knowledge, Seller has not included in any of the Seller Products and Services any undisclosed computer code designed to disrupt, disable or harm in any manner the operation of any of the Seller Products and Services. To Seller’s Knowledge, all of the Seller Products and Services are free of: (i) any defects that could have a Material Adverse Effect on the operation of the Seller Products and Services, and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Seller Products and Services or data or other software of users.
          (s) Neither Seller nor any of its Subsidiaries has received or requested an opinion letter from counsel that any Transferred Intellectual Property infringes or misappropriates, or would infringe or misappropriate, the Intellectual Property of any third party.
          (t) No person other than the Seller has ownership rights or license rights to an improvement made by or for the Seller or any of its Subsidiaries in any Transferred Intellectual Property. All Transferred Intellectual Property will be fully transferable, alienable or licensable by Purchaser or the Seller without restriction and without payment of any kind to any third party.
          (u) The Seller and its Subsidiaries have not authorized joint ownership of any Transferred Intellectual Property to any other Person.
          (v) Other than non-exclusive licenses and related agreements with respect thereto of the Seller Products and Services to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Seller’s standard form(s) of end-user license including attachments (copies of which have been provided to Purchaser), Schedule 4.10(v) lists all Contracts between the Seller or any of its Subsidiaries, on the one hand, and any other person, on the other hand, with respect to the Business, wherein or whereby the Seller or any of its Subsidiaries have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Seller or any of its Subsidiaries or such other person of the Intellectual Property of any person other than the Seller or its Subsidiary.
          (w) The Seller and each of its Subsidiaries has complied with all applicable Legal Requirements with respect to the Business relating to privacy, data protection, and the collection and use of personally identifiable information, and the Seller and each of its Subsidiaries has complied with its respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the processing, sharing, collection, storage or use of personally identifiable information in the operation of the Business. The Seller and each of its Subsidiaries takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, and other misuse. The execution, delivery and performance of this Agreement comply with all applicable laws relating to privacy and the privacy policies of the Seller and each of its Subsidiaries.
          (x) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Transferred Intellectual Property or Licensed Intellectual Property. No current or former employee, consultant or independent contractor of Seller or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Transferred Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also involved in, or contributed to, the creation or development of any Transferred Intellectual Property.
          (y) Seller has not participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of any Transferred Intellectual Property, or restrict the ability of Seller to enforce, license, or exclude others from using the Transferred Intellectual Property.
     4.11 Governmental Approvals.
          (a) Seller has all Governmental Approvals that are necessary in connection with Seller’s and any Subsidiary of Seller’s ownership and use of its properties or assets in connection with the Business (including the Purchased Assets) or Seller’s or any Subsidiary of Seller’s operation of the Business. Schedule 4.11(a) contains an accurate, correct and complete list of each Governmental Approval necessary for the use of the Purchased Assets. Each such Governmental Approval is valid and in full force and effect, and there is not pending or, to the Knowledge of Seller, threatened, any Proceeding which would result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval.
     4.12 Product Warranties; Defects; Liabilities; Services.
          (a) All forms of agreement pursuant to which Seller or any Subsidiary of Seller currently sells or distributes Seller Products and Services have been provided to Purchaser. The product warranty experience for the [***] ended January 31, 2010, and the interim period through the date hereof is set forth in Schedule 4.12(a). No Seller Products and Services are subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Legal Requirements.
          (b) To Seller’s Knowledge, no Seller Product and Services sold or licensed, as the case may be, by Seller or any Subsidiary of Seller prior to the Closing failed to conform to applicable specifications in a manner that would give rise to a warranty claim by the purchaser or licensee thereof against Purchaser.
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          (c) Seller maintains no product warranty reserves on the Seller Financial Statements with respect to the Seller Products and Services.
     4.13 Compliance with Laws. Since [***], Seller and each Subsidiary of Seller has operated the Purchased Assets in compliance with each Legal Requirement that is applicable to the Purchased Assets. Since [***], Seller and each Subsidiary of Seller has not received any written notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement by Seller or any Subsidiary of Seller with respect to the Purchased Assets.
     4.14 Proceedings and Orders.
          (a) As of the date hereof, there is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller or any Subsidiary of Seller in connection with the Purchased Assets, or Seller’s or a Subsidiary of Seller’s rights relating thereto. To the extent permitted under applicable Legal Requirements or any Contract to which Seller is a party, (i) Seller has provided to Purchaser true, accurate, correct and complete copies of all material pleadings, correspondence and other documents relating to any such Proceeding, and (ii) Seller has provided to Purchaser a reasonable description of any pleadings, correspondence and other documents relating to such Proceeding which Seller is not permitted to provide to Purchaser.
          (b) None of the Purchased Assets nor Seller’s or any Subsidiary of Seller’s rights relating to any of Purchased Assets, is subject to any Order or, to the Knowledge of Seller, any proposed Order.
     4.15 Taxes.
          (a) Seller and each of its Subsidiaries and Affiliates have prepared and timely filed all material Tax Returns relating to any and all Taxes concerning or attributable to Seller’s (or its Subsidiaries’ or Affiliates’) ownership of the Purchased Assets and such Tax Returns are true, complete and correct in all material respects and have been completed in accordance with applicable laws. None of Seller, its Subsidiaries and Affiliates is currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of Seller, no claim has ever been made by a Governmental Authority in a jurisdiction in which Seller or any of its Subsidiaries or Affiliates does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
          (b) Seller and each of its Subsidiaries and Affiliates have paid all Taxes that each is required to pay attributable to or imposed with respect to the ownership of the Purchased Assets.
          (c) There are (and immediately following the Closing there will be) no liens on any of the Purchased Assets relating to or attributable to Taxes (other than liens for Taxes not yet due and payable).
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          (d) None of Seller, its Subsidiaries nor Affiliates has received written notice of any pending or threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any Liability for Taxes of Seller or any of its Subsidiaries or Affiliates. Neither Seller nor any of its Subsidiaries or Affiliates has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) Neither Seller nor any of its Subsidiaries or Affiliates is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or similar Contract that would become binding upon the Purchaser (or Purchaser Affiliate) upon completion of the Transaction. Neither Seller nor any of its Subsidiaries or Affiliates is a party to any joint venture, partnership, or other arrangement or Contract that would become binding upon the Purchaser (or Purchaser Affiliate) upon completion of the Transaction that could be treated as a partnership or “disregarded entity” for United States federal income Tax purposes. Neither Seller nor any of its Subsidiaries or Affiliates has been a member of an affiliated group (other than a group the common parent of which was Seller) or has any Liability for the Taxes of any Person under Treas. Regs. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.
          (f) Seller has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe harbor lease” or is required to be treated as owned by another Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.
          (g) Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     4.16 Brokers. Except as set forth in Schedule 4.16, neither Seller nor any Subsidiary of Seller has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.
     4.17 Solvency. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is indebted. As of the date hereof, Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and would reasonably be expected to continue to be able immediately after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction. Immediately after the Closing of the Transaction, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.
     4.18 No Other Agreement. Other than for sales or licenses of assets in the ordinary course of business, neither Seller nor any Subsidiary of Seller has entered into any Contract with respect to the sale or other disposition of any of the Purchased Assets, except as set forth in this Agreement.

     4.19 Foreign Corrupt Practices Act. Neither Seller nor any Subsidiary of Seller (with respect to the Purchased Assets), including any of its officers or directors, has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.
     4.20 Export Controls. Neither Seller nor any Subsidiary of Seller (with respect to the Purchased Assets) has violated in any material respect any Legal Requirements relating to export control and trade embargoes, including the anti-boycott prohibitions contained in 50 U.S.C. § 2401 et seq., or taken any action that can be penalized under Section 999 of the Code. During the last five (5) years, Seller and any Subsidiary of Seller (with respect to the Purchased Assets) has not been a party to, been a beneficiary under or has performed any service or sold any product under any Contract under which a product has been sold to customers in Bahrain, Iran, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.
     4.21 WARN Act. Seller is not planning or contemplating, and has not made or taken, any decisions or actions concerning the Purchased Assets that would require the service of notice under the Worker Adjustment and Retraining Act of 1988 or any similar regulations.
     4.22 Material Misstatements or Omissions. No representations or warranties by Seller in this Agreement, including without limitation the Seller Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants as of the date hereof to Seller as follows:
     5.1 Organization and Good Standing. Purchaser (and if applicable, the Purchaser Affiliate) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
     5.2 Authority; Binding Nature of Agreements. Purchaser (and if applicable, the Purchaser Affiliate) has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by Purchaser (and if applicable, the Purchaser Affiliate) of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Purchaser (and if applicable, the Purchaser Affiliate). This Agreement has been duly and validly executed and delivered by Purchaser (and if applicable, the Purchaser Affiliate). Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Purchaser (and if applicable, the Purchaser Affiliate), enforceable against Purchaser (and if applicable, the Purchaser Affiliate) in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
     5.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Purchaser (and if applicable, the Purchaser Affiliate) do not and will not (with or without notice or lapse of time):
          (a) conflict with, violate or result in any breach of (i) any of the provisions of Purchaser’s (and if applicable, the Purchaser Affiliate’s) Certificate of Incorporation or bylaws; (ii) any resolutions adopted by Purchaser’s (and if applicable, the Purchaser Affiliate’s) stockholders, or its board of directors or committees thereof; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser (and if applicable, the Purchaser Affiliate); or (iv) any provision of a Contract to which Purchaser (and if applicable, the Purchaser Affiliate) is a party;
          (b) except as would not be reasonably be expected to have a Material Adverse Effect on Purchaser, give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser (and if applicable, the Purchaser Affiliate) or any of its assets is subject; or (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which Purchaser (and if applicable, the Purchaser Affiliate) is a party; or
          (c) require Purchaser (and if applicable, the Purchaser Affiliate) to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.
     5.4 Brokers. Purchaser has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.
     5.5 Financing. Purchaser has (i) sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the Transaction, (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Transaction Agreements, and (iii) not incurred, and is not aware of any basis upon which it would be reasonably likely to incur, any obligation, commitment, restriction or liability of any kind, absolute or contingent, which would be reasonably likely to impair or adversely affect its ability to pay the Purchase Price or any other amounts payable pursuant to the Transaction Agreements as they become due and payable.
     5.6 Independent Investigation. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement and the other Transaction Agreements. Purchaser confirms that Seller has made available to Purchaser and its representatives the opportunity to ask questions of the personnel of the Business, as well as access to the offices, properties and books and records of the Business, and Purchaser confirms that it or its representatives has made an independent investigation, analysis and evaluation of the Purchased Assets and Assumed Liabilities.

ARTICLE 6. POST-CLOSING COVENANTS
     6.1 Transferred Intellectual Property.
          (a) Seller’s rights to any Transferred Intellectual Property shall be governed by the Patent License, the Government Contract License and the licenses in Section 6.11. If Seller or any assignee of Seller owns or has any right or interest in any Transferred Intellectual Property that cannot be, or for any reason is not, assigned to Purchaser at the Closing, Seller (i) shall provide Purchaser with a reasonably detailed list of all such Transferred Intellectual Property; (ii) shall use its reasonable efforts to cause the assignment as promptly as practicable after the Closing and (iii) hereby grants to Purchaser, at the Closing, a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sub-licensable and exclusive license to exercise all rights in and to such Transferred Intellectual Property.
          (b) If Purchaser is unable to enforce the Transferred Intellectual Property transferred to it hereunder against a third party as a result of any Legal Requirement that prohibits enforcement of such rights by a transferee of such rights, Seller agrees to assign, to the extent legally practicable, to Purchaser such rights as may be required by Purchaser to enforce its Intellectual Property rights in its own name.
     6.2 Cooperation. After the Closing, upon the request of Purchaser, Seller shall use reasonable best efforts to (a) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement; (b) deliver any and all further materials necessary for Purchaser to own and use the Purchased Assets in the manner in which the Purchased Assets have been used prior to the Closing; (c) subject to Seller’s reasonable business judgment with respect to Seller’s business interests, cooperate, to the extent necessary, with Purchaser to contest or defend against any Proceeding relating to the Transaction or to the operation and ownership of the Purchased Assets before the Closing Date; and (d) cooperate fully with Purchaser in the application for and prosecution of any Patent applications included in the Transferred Intellectual Property, and to the extent within Seller’s control, cause any inventors listed on such Patent applications to similarly cooperate in such application and prosecution. Neither Seller nor any of its Representatives shall take any action that is intended and designed to diminish the value of the Purchased Assets after the Closing or to interfere with Purchaser’s ownership and operation of the Purchased Assets after the Closing, including disparaging to customers the name or business of Purchaser.
     6.3 Return of Purchased Assets. If, for any reason after the Closing, any of the Purchased Assets or Assumed Liabilities are ultimately determined to be Excluded Assets or Excluded Liabilities, respectively, (a) Purchaser shall transfer and convey (without further consideration) to Seller, and Seller shall accept, such Purchased Assets, (b) Seller shall assume, and agree to pay, perform, fulfill and discharge (without further consideration) such Assumed

Liabilities, and (c) Purchaser and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Purchased Assets back to Seller and the re-assumption of such Assumed Liabilities by Seller.
     6.4 Records and Documents. For a period of [***] after the Closing, from time to time and at Purchaser’s reasonable request and sole expense, Seller shall provide Purchaser and its representatives with reasonable access to and the right to make copies of those records and documents (including, without limitation, Tax Returns and other documents relating to Taxes) related to the Purchased Assets, possession of which is retained by Seller, as is reasonably necessary. If during such period Seller elects to dispose of any such records and documents, Seller shall give Purchaser sixty (60) days’ prior written notice, during which period Purchaser shall have the right to take such records and documents without further consideration, provided such is permitted by Legal Requirements and that Seller will incur no Liability in connection therewith.
     6.5 Trademarks and Domain Names. Except as necessary to fulfill Seller’s obligations under the Government Contract and Seller Contracts (but only for the duration of such Contracts), from and after the Closing, Seller shall not use and shall cause its Subsidiaries not to use, any of the names listed on Schedule 6.5 in connection with the advertising, marketing, sale, licensing or other distribution of any products or services of Seller or its Subsidiaries. Seller shall also shutdown all websites exclusively used to advertise, market, sell, license or otherwise distribute Seller Products and Services; provided, however, that Seller shall transfer to Purchaser all rights in www.failsafe.com and www.phoenixfreeze.com as a Purchased Asset pursuant to Section 1.1(a). Seller shall remove all Trademarks, trade names, references, links and logos of the Seller Products and Services on Seller’s websites now in existence or hereafter created, including but not limited to www.phoenix.com. Seller irrevocably and perpetually covenants not to sue Purchaser or any Purchaser Affiliate for any use of any of the names listed on Schedule 6.5 in connection with the advertising, marketing, sale, licensing or other distribution of any products or services of Purchaser or a Purchaser Affiliate.
     6.6 Bulk Sales Laws. Purchaser and Seller hereby waive compliance by Purchaser and Seller with the Bulk Sales Laws and any other similar Legal Requirement in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the other Transaction Agreements; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Purchaser or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.
     6.7 Non-Competition.
          (a) For and in consideration of the Transaction contemplated herein, during the period commencing with the Closing Date and ending on the [***] anniversary of the Closing Date (the “Non-Compete Period”) and except as expressly set forth in this Section 6.7, Seller shall not directly or indirectly (including through any Subsidiary) engage in any Competitive Activity anywhere in the world.
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          (b) The term “Competitive Activity” shall mean (i) engaging in any development, marketing, selling, licensing or distribution that is directly competitive with any Anti-Theft Products and Services or with any Proximity-based Anti-Theft Products and Services; (ii) engaging in [***] including, but not limited to, [***]; (iii) enabling or otherwise using [***] or provide or develop [***], during the Non-Compete Period; provided however, that, notwithstanding anything to the contrary in this Section 6.7, Seller may during the Non-Compete Period, in connection with and in the ordinary course of its [***]; (iv) diverting or attempting to divert from Purchaser or any Subsidiary of Purchaser any business of any kind in which they are engaged in connection with the Seller Products and Services or other Anti-Theft Products and Services, including the solicitation of or interference with any suppliers, contractors, or customers; or (v) having a financial interest in any Anti-Theft Products and Services that directly compete with the Seller Products and Services, except as expressly permitted in this Section 6.7.
          (c) Without limiting the provisions of Section 6.7(b), during the Non-Compete Period, Seller shall not [***]. If Seller [***],
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Seller shall promptly [***] (including, but not limited to, [***]); provided, however, in no event will Seller [***].
          (d) Notwithstanding the foregoing, the parties agree that the Non-Compete Period will automatically terminate upon the earlier to occur of (A) the [***] anniversary of the Closing Date, and (B) [***] months after Seller is acquired by a third party (the “Seller Acquirer”). Notwithstanding anything to the contrary in this Agreement, the parties also agree that (i) the foregoing non-competition restriction in (b)(v) above shall not apply to any Seller Acquirer; and (ii) the foregoing non-competition restrictions and the Non-Compete Period shall not in any way apply to any license agreements between Seller Acquirer and a third party that exist prior to such acquisition, nor to any Anti-Theft Products and Services of Seller Acquirer that are commercially available or under development prior to such acquisition; provided, that, prior to the termination of the Non-Compete Period, any such development does not rely on or use any Intellectual Property (excluding Patents) developed by or on behalf of Seller that is embodied or used in Seller Products and Services (or any portion thereof). For purposes of this Section 6.7(d), Seller is acquired by a third party if any transaction, or series of related transactions, occurs involving the direct or indirect (a) transfer of at least 51% of the outstanding equity securities of Seller (excluding open market transfers by or to holders of less than 10% of the outstanding equity securities of Seller); (b) acquisition of 51% or more of the outstanding equity securities of Seller by an individual (or legal representative), corporation, a trust, a partnership or an unincorporated association, syndicate or organization, and their affiliates, or (c) transfer of a controlling interest in all or substantially all of the intellectual property, assets or business of Seller and the Subsidiaries of Seller taken as a whole (each, a “Seller Sale”).
          (e) Nothing contained herein shall limit Seller or its Subsidiaries (A) from acquiring (including through a merger) or investing in any Person whose business activities do not constitute a Competitive Activity in substantial part, provided that in the case of any acquisition consummated [***] or more months prior to the expiration of the Non-Compete Period, any Competitive Activity is divested by Seller as promptly as practicable and in any event within [***], or (B) from, directly or indirectly, holding or making investments in securities of any business listed on a national securities exchange, admitted to trading in an automated quotations market, or traded generally on the over-the-counter market, so long as Seller’s direct or indirect holdings do not exceed 5% of the outstanding equity securities thereof.
          (f) It is the understanding of the parties that the scope of the covenants contained in this Section 6.7 is necessary to protect the rights of Purchaser and the Purchaser’s rights in and to the Purchased Assets. It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by applicable law. The prohibitions in each of paragraphs (a)-(d) above shall be deemed, and shall be construed as separate and independent agreements between Purchaser on the one hand, and Seller on the other. If any such agreement or any part of such agreement is
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held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.
          (g) The parties agree that, in the event of breach or threatened breach of Seller’s covenants in this Section 6.7, the damage or imminent damage to the value and the goodwill of Purchaser and the Purchased Assets may be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Purchaser shall be entitled to seek injunctive relief against Seller in the event of any breach or threatened breach of any of such covenants by Seller, in addition to any other relief (including damages) available to Purchaser under this Agreement or under applicable law.
          (h) The parties agree that the covenants of Seller not to compete contained in this Section 6.7 may be assigned by Purchaser to any Person to whom may be transferred the Seller Products and Services by the sale or transfer of the Purchased Assets of Seller (as acquired by Purchaser under this Agreement) or otherwise, other than [***]. It is the parties’ intention that these covenants of Seller shall inure to the benefit of any Person that may succeed to the Purchased Assets of Seller (as acquired by Purchaser under this Agreement), other than [***], with the same force and effect as if these covenants were made directly with such successor.
          (i) Notwithstanding the foregoing, the parties agree that the covenants of Seller not to compete contained in this Section 6.7 shall not apply to Seller’s activities with respect to the Government Contract under the Government Contract License.
     6.8 Nondisclosure.
          (a) After the Closing Date, except as may be required for tax purposes or other regulatory purposes or as may be required to fulfill Seller’s obligations under the Government Contract, any Support and Maintenance Services and the Seller Contracts as contemplated by the Government Contract License and Section 6.11, (i) neither Seller nor any Subsidiary of Seller or any of their successors and assigns shall use, publish or disclose to any others any confidential or proprietary information (including Trade Secrets) contained or embodied in the Transferred Intellectual Property or the Books and Records, and (ii) Seller and its Subsidiaries will take commercially reasonable efforts to destroy any such confidential or proprietary information (including Trade Secrets) that is retained by them in any form or any medium. Notwithstanding anything to the contrary set forth in this Section 6.8(a), neither Seller nor any Subsidiary of Seller shall have any obligations with respect to the confidential or proprietary information referenced in this Section 6.8(a) that (a) is or becomes generally known to the public without fault of Seller or its Subsidiaries, (b) is independently developed by Seller or its Subsidiaries without use of such confidential or proprietary information and in compliance with Section 6.7, or (c) is rightfully obtained by Seller or its Subsidiaries from a third party without any obligation of confidentiality to Purchaser.
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          (b) The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect after the Closing; provided, however, that the Confidentiality Agreement shall terminate with respect to Purchaser’s obligations only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business and the Purchased Assets (the ownership of which will have been transferred to Purchaser). Each of Purchaser and Seller shall protect and treat the confidential and proprietary information (including Trade Secrets) of the other party with at least the same care, and to such extent, as it does with respect to its own confidential and proprietary information (including Trade Secrets) of like nature.
     6.9 No Contest of Validity. Seller irrevocably covenants that it will not, in any forum, contest or assist in the contest of the validity or enforceability of, or Purchaser’s rights to, any of the Transferred Intellectual Property or the Licensed Intellectual Property; provided, however, that (a) in the case of Transferred Intellectual Property, such covenant is limited to the term of protection afforded under applicable law, (b) in the case of Licensed Intellectual Property, such covenant is limited to the term of the applicable license, and (c) such covenant shall not apply to the extent Purchaser (or any other party that obtains rights to the Transferred Intellectual Property) asserts an infringement action against Seller based on any of the foregoing Transferred Intellectual Property.
     6.10 Intentionally Omitted.
     6.11 Notices of Termination and Licenses for Seller Contracts. Within [***] after the Closing, Seller shall deliver to each counterparty to a Contract of Seller that involves the sale, license or other provision of Seller Products and Services, including any Out-Licenses (each a “Seller Contract”), and as listed on Schedule 6.11, any notice required under such Seller Contracts to terminate any terms, amendments, addendums or other agreements therein to provide Seller Products and Services to such counterparty or their customers (“Termination Notices”). Without limiting the foregoing, Seller shall ensure that [***] they are no longer in effect after [***] days following the delivery of the Termination Notices. The Termination Notices shall be in a form mutually agreeable to the parties. Seller shall generally be responsible for all administrative and legal costs, fees and expenses connected with the Termination Notices and any amendment of its existing Seller Contracts to accommodate the requirements of this Section 6.11, other than costs, fees and expenses of Purchaser and its counsel to review the Termination Notices. Purchaser hereby grants to Seller a limited, non-exclusive, non-assignable, worldwide license (without rights to sublicense) to exploit the Seller Products and Services solely to fulfill Seller’s obligations under the Seller Contracts for [***] days following the delivery of the Termination Notices. Seller agrees to retain a copy of the Source Code and Object Code for the Seller Products and Services (subject to all of the confidentiality and non-disclosure restrictions herein) for such [***] day period for the purpose of Purchaser confirming the delivery of all such Source Code and Object Code pursuant to this Agreement and as further stated in Section 6.2. After such period (but in no event more than [***] days after the Closing), Seller agrees to promptly destroy the Seller Products and Services for such Contracts, including all Source Code and Object Code and related
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documentation that is Transferred Intellectual Property, and certify such destruction in a writing promptly delivered to Purchaser.
     6.12 Employee Benefit Plans. Seller shall be solely responsible for all obligations and liabilities arising under or with respect to all Employee Benefit Plans. Purchaser shall not assume any of the Employee Benefit Plans or any obligation or liability thereunder. Without limiting the generality of the foregoing, Seller shall be solely responsible for all severance and similar obligations under any Employee Benefit Plan that become payable as a result of the termination of employment of any Employee or other service provider in connection with the transactions contemplated by this Agreement.
     6.13 Software Code Licenses to Purchaser.
          (a) Source Code License. Seller hereby grants to Purchaser a non-exclusive, non-transferable (except solely in connection with a sale of all or substantially all of Purchasers’ assets that relate to the Transferred Intellectual Property), irrevocable, perpetual, worldwide, royalty-free, fully paid-up, non-sublicensable, internal-use-only license to reproduce, adapt, distribute, perform, and display the Source Code of the software programs set forth on Exhibit B (the “Licensed Source Code”), but only for purposes of (1) modifying such Licensed Source Code to create derivative works; (2) creating and compiling such derivative works for internal testing and evaluation; and (3) correcting defects in such derivative works. Purchaser agrees that it shall not, nor allow any third party to, (x) sublicense, sell, or otherwise distribute the Licensed Source Code or any derivative work of the Licensed Source Code, in whole or in part, under any circumstances, except as otherwise authorized by Seller in writing, (y) access and use the Licensed Source Code at a facility that is not a Purchaser-owned or leased facility, or (z) alter or remove the copyright notice contained in any Licensed Source Code.
               (i) Any modifications or derivative works to the Licensed Source Code created by Purchaser will be the property of Purchaser, subject to Seller’s and its supplier’s intellectual property rights in the underlying Licensed Source Code (including any modifications or derivative works created by or on behalf of Seller).
          (b) Object Code License. Seller hereby grants to Purchaser a non-exclusive, worldwide, royalty free, fully paid up, non-terminable, irrevocable, perpetual, assignable (but solely in connection with a sale of all or substantially all of Purchaser’s assets that relate to the Transferred Intellectual Property), sublicenseable license to all Object Code compiled from the Licensed Source Code set forth on Exhibit B (“Licensed Object Code”) for purposes of reproducing, having reproduced, performing, modifying, displaying and distributing all such Object Code. Purchaser agrees that, at such time as such Object Code is distributed with Purchaser’s products and services, Purchaser agrees to include in the applicable license agreement a notice that certain portions of such products and services may include intellectual property from Seller.
          (c) Independent Contractor Access. For avoidance of doubt, Purchaser’s independent contractors are permitted to exercise Purchaser’s rights under this Section 6.13 provided they are bound by confidentiality obligations substantially similar to those imposed in Section 6.8 herein.

     6.14 Software Code License to Seller.
          (a) Source Code License. Purchaser hereby grants to Seller a non-exclusive, non-transferable (except solely in connection with a sale of all or substantially all of Sellers’ assets), irrevocable, perpetual, worldwide, royalty-free, fully paid-up, non-sublicensable, internal-use-only license to reproduce, adapt, distribute, perform, and display the Source Code set forth on Exhibit C (the “Licensed-Back Source Code”), but only for purposes of (1) modifying such Licensed-Back Source Code to create derivative works; (2) creating and compiling such derivative works for internal testing and evaluation; and (3) correcting defects in such derivative works. Seller agrees that it shall not, nor allow any third party to, (x) sublicense, sell, or otherwise distribute the Licensed-Back Source Code or any derivative work of the Licensed-Back Source Code, in whole or in part, under any circumstances, except as otherwise authorized by Purchaser in writing, (y) access and use the Licensed-Back Source Code at a facility that is not a Seller-owned or leased facility, or (z) alter or remove the copyright notice contained in any Licensed-Back Source Code.
               (i) Any modifications or derivative works to the Licensed-Back Source Code created by Seller will be the property of Seller, subject to Purchaser’s and its supplier’s intellectual property rights in the underlying Licensed-Back Source Code (including any modifications or derivative works created by or on behalf of Purchaser).
          (b) Object Code License. Purchaser hereby grants to Seller a non-exclusive, worldwide, royalty free, fully paid up, non-terminable, irrevocable, perpetual, assignable (but solely in connection with a sale of all or substantially all of Seller’s assets), sublicenseable license to all Object Code set forth on Exhibit C (the “Licensed-Back Object Code”) for purposes of reproducing, having reproduced, performing, modifying, displaying and distributing all such Licensed-Back Object Code. Seller agrees that, at such time as such Licensed-Back Object Code is distributed with Seller’s products and services, Seller agrees to include in the applicable license agreement a notice that certain portions of such products and services may include intellectual property from Purchaser.
          (c) Independent Contractor Access. For avoidance of doubt, Seller’s independent contractors are permitted to exercise Seller’s rights under this Section 6.14 provided they are bound by confidentiality obligations substantially similar to those imposed in Section 6.8 herein.
ARTICLE 7. CONDITIONS TO CLOSING
     7.1 Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:
          (a) Documents. Seller shall have delivered to Purchaser all of the documents and agreements as set forth in Sections 3.2 and Section 3.4 and all such documents and agreements shall be in full force and effect.

     7.2 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:
          (a) Deliveries. Purchaser shall have delivered to Seller the Purchase Price and all of the documents and agreements as set forth in Sections 3.3 and 3.4.
ARTICLE 8. INDEMNIFICATION
     8.1 Survival of Representations and Warranties.
          (a) All representations and warranties contained in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date (the “Survival Date”); provided, however, that (i) the representations and warranties of Seller contained in [***] (the “Surviving Reps”) shall survive indefinitely, (ii) the representations and warranties of Seller contained in [***] of this Agreement (together with the Surviving Reps, the “Seller Fundamental Reps”) and the representations and warranties of Purchaser in Section 5.1 and 5.2 of this Agreement (the “Purchaser Fundamental Reps”) shall survive until sixty (60) days after the expiration of the applicable statutes of limitation (including any extensions thereof) with respect thereto (each such applicable date, the “Expiration Date”); and (iii) any good faith claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date or Expiration Date, as applicable, by written notice in accordance with Section 8.4 shall survive until final resolution of such claim. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.
          (b) The respective covenants, agreements and obligations of Seller and Purchaser set forth in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing Date in accordance with their respective terms.
     8.2 Indemnification.
          (a) Indemnification by Seller. Subject to the limitations set forth in this Article 8, Seller shall indemnify, defend and hold harmless Purchaser and its Representatives (the “Purchaser Indemnified Parties”) from and against any and all Damages, whether or not involving a third-party claim, including attorneys’ fees, to the extent arising out of, relating to or resulting from:
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               (i) the failure of any representation or warranty of Seller contained in Article 4 (including the Seller Disclosure Schedule) to be true and correct (disregarding for purposes of this Section 8.2(a)(i) any “materiality”, “in all material respects”, “Material Adverse Effect”, “Knowledge” or similar qualification contained therein or with respect thereto for purposes of calculating the amount of Damages);
               (ii) any failure by Seller to fully perform, fulfill or comply with any covenant as set forth in this Agreement;
               (iii) any Liability arising out of the ownership or operation by Seller of the Purchased Assets prior to the Closing; or
               (iv) any of the Excluded Assets or Excluded Liabilities.
          (b) Indemnification by Purchaser. Subject to the limitations set forth in this Article 8, Purchaser shall indemnify, defend and hold harmless Seller and its Representatives (the “Seller Indemnified Parties”) from and against any and all Damages, whether or not involving a third-party claim, including attorneys’ fees, to the extent arising out of, relating to or resulting from:
               (i) the failure of any representation or warranty of Purchaser contained in Article 5 to be true and correct (disregarding for purposes of this Section 8.2(b)(i) any “materiality”, “in all material respects”, “Material Adverse Effect”, “Knowledge” or similar qualification contained therein or with respect thereto for purposes of calculating the amount of Damages);
               (ii) any failure by Purchaser to fully perform, fulfill or comply with any covenant as set forth in this Agreement;
               (iii) any Liability arising out of the ownership or operation by Purchaser of the Purchased Assets after the Closing other than Liabilities arising from infringement claims based upon Purchaser’s use of the software or code as used by Seller and delivered to Purchaser and not modified by Purchaser; or
               (iv) any of the Assumed Liabilities.
     8.3 Exclusive Remedy. The indemnities provided in this Article VIII shall be the sole and exclusive remedy of the Purchaser Indemnified Parties and Seller Indemnified Parties for all Damages for which they are entitled to be indemnified pursuant to Section 8.2(a)(i) or Section 8.2(b)(i); provided that for purposes of clarity, recoveries under 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(iv), 8.2(b)(ii), 8.2(b)(iii) and 8.2(b)(iv) shall not be so limited.
     8.4 Procedure for Indemnification.
          (a) Claims. Promptly after becoming aware of any Damages for which they are entitled to be indemnified pursuant to Section 8.2, such party (an “Indemnified Party”) shall deliver to the party obligated to provide such indemnification (the “Indemnifying Party”), a certificate signed by an appropriately authorized officer thereof (a “Claim Certificate”), (i) stating the aggregate amount of Damages or an estimate thereof, in each case to the extent known or determinable at such time and (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim and the section under this Agreement pursuant to which such item is related; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligations hereunder, except to the extent that the Indemnifying Party has been prejudiced thereby, and then only to such extent. In the absence of any objections to such Claim Certificate as provided in Section 8.4(b) by the date set forth in Section 8.4(b), the Indemnified Party shall, subject to the other provisions of this Agreement, be entitled to recover from the Indemnifying Party the amount of such Damages in satisfaction of the Indemnifying Party’s indemnification obligations.
          (b) Objection to Claim Certificate.
               (i) The Indemnifying Party shall have thirty (30) days after delivery to it of a Claim Certificate to deliver to the Indemnified Party a written response to such Claim Certificate (a “Claim Response”). If after such thirty (30) day period the Indemnifying Party has not delivered a Claim Response to the Indemnified Party or it has delivered a Claim Response which does not dispute any portion of the claims contained in the Claim Certificate, the Indemnifying Party’s indemnification obligations in the amount specified in the Claim Certificate shall become final. If the Claim Response disputes any claims contained in the Claim Certificate, the Indemnifying Party and the Indemnified Party shall attempt in good faith for an additional thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a certificate setting forth such agreement shall be prepared and signed by both parties.
               (ii) If no such agreement can be reached after good faith negotiations, either the Indemnified Party or the Indemnifying Party may, by written notice to the other, demand arbitration of the matter, and the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, the Indemnified Party (on the one hand) and the Indemnifying Party (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the Claim Certificate shall be binding and conclusive upon the parties to this Agreement.
               (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the commercial rules then in effect of the American Arbitration Association. Any arbitration shall be held in Seattle, Washington. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration (as determined by the arbitrator).

          (c) Third-Party Claims. Promptly after the assertion by any third party of any claim against any Indemnified Party (a “Third-Party Claim”) that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligations hereunder, except to the extent that the Indemnifying Party has been prejudiced thereby, and then only to such extent. The Indemnifying Party shall have the right, but not the obligation, exercisable in its sole discretion by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third-Party Claim, to assume the defense and control the settlement of such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense, and shall pay the reasonably incurred fees and expenses of counsel retained by the Indemnified Party, if the Third-Party Claim which the Indemnifying Party seeks to assume control (I) is a criminal allegation against the Indemnified Party by a Governmental Authority, (II) involves a claim against the Indemnified Party for injunctive or similar non-monetary relief which, if adversely, determined, would be reasonably expected to materially and adversely impact the continuing business interests or prospects of the Indemnified Party, (III) is reasonably likely to result in a judgment or settlement involving Damages in excess of the remaining amount under the Indemnifying Party’s Indemnification Cap (taking in account any amounts likely to be paid in satisfaction of any pending but unresolved claims for indemnification against the Indemnifying Party), (IV) involves a claim which the Indemnified Party has reasonably determined after consultation with counsel presents a conflict of interest between the Indemnifying Party and the Indemnified Party that prevents an attorney defending such Third-Party Claim from representing the Indemnified Party in a defense controlled by the Indemnifying Party or (V) the Indemnifying Party has failed or is failing to vigorously defend such Third-Party Claim. The Indemnified Party shall have the right to participate in (but not control), at its own expense, the defense and settlement of any Third-Party Claim not assumed by the Indemnifying Party. If the Indemnifying Party does not elect to undertake and conduct the defense of a Third-Party Claim, the Indemnified Party shall undertake the defense of such Third-Party Claim. In the event the Indemnifying Party has assumed the defense of any Third-Party Claim, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or judgment relates solely to monetary damages and provides for a complete release of the Indemnified Party, in which case, no such consent shall be required and such monetary damages shall be paid by the Indemnifying Party. The Indemnified Party shall have the right to settle, or consent to the entry of any judgment arising from, any Third-Party Claim for which the Indemnifying Party has not assumed the defense; provided, however, that the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent. Whether or not the Indemnifying Party elects to defend or prosecute any Third-Party Claim, both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

          (d) Conflicts. To the extent of any conflict or overlap between this Section 8.4 and Section 9.6, Section 9.6 shall be deemed to govern and be controlling in all circumstances.
     8.5 Purchase Price Adjustment. Seller and Purchaser agree to treat each indemnification payment pursuant to this Article 8 and any payment pursuant to Section 9.1 as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by any applicable Legal Requirement or pursuant to a “determination” within the meaning of Section 1313(a) of the Code or an analogous provision of state, local or foreign law.
     8.6 Limitations on Indemnification.
          (a) Notwithstanding anything herein to the contrary, with respect to Section 8.2(a)(i) and Section 8.2(b)(i), Seller shall not be obligated to indemnify Purchaser Indemnified Parties and Purchaser shall not be obligated to indemnify Seller Indemnified Parties for any Damages unless and until the aggregate of all Damages incurred by Purchaser Indemnified Parties (or any of them), or the aggregate of all Damages incurred by Seller Indemnified Parties (or any of them), in either case, exceeds [***] (the “Basket”), after which the party sustaining, incurring or suffering such Damages shall be entitled to recover all such Damages including the Basket; provided, however, that under no circumstances will Purchaser Indemnified Parties or Seller Indemnified Parties be entitled to be indemnified for any Damages which exceed [***] in the aggregate (the “Indemnification Cap”); provided, however, further, that the Indemnification Cap and the Basket shall not apply to (i) any of Seller’s indemnification obligations arising out of, relating to or resulting from (x) a breach of a Seller Fundamental Rep; (y) fraud or intentional misrepresentation by Seller; or (z) Section 8.2(a)(ii), 8.2(a)(iii) or 8.2(a)(iv) or (ii) any of Purchaser’s indemnification obligations arising out of, relating to or resulting from (x) a breach of a Purchaser Fundamental Rep; (y) fraud or intentional misrepresentation by Purchaser; or (z) Section 8.2(b)(ii), 8.2(b)(iii) or 8.2(b)(iv).
          (b) PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, (I) WITH RESPECT TO SELLER AND ITS SUBSIDIARIES, THEIR RESPECTIVE ASSETS AND LIABILITIES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR (II) AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 9. TAX MATTERS
     9.1 Transfer Taxes shall be borne by the party responsible for such Transfer Taxes
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

under applicable law, and such party shall pay any such Transfer Taxes when due, and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each party shall, no later than twenty (20) days after receipt of written notice from the other party of payment of Transfer Taxes, promptly reimburse such other party for fifty percent (50%) of the sum of (i) any Transfer Taxes paid by such party and (ii) any expenses incurred by such party in connection with the preparation and filing of all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Each party shall promptly provide the other party with copies of any receipts, invoices or similar documents describing any related expenses, copies of any Tax Returns for Transfer Taxes, and evidence that such Transfer Taxes and such expenses have been paid. The parties agree to cooperate in applying for or seeking a refund or reduction of any Transfer Taxes and in preparing any Tax Returns related to Transfer Taxes. To the extent practicable, Seller shall deliver and Purchaser or Purchaser Affiliates shall accept all of the Purchased Assets through electronic delivery or in another manner agreed upon by the parties hereto so as to minimize or eliminate Transfer Taxes to the extent practicable.
     9.2 Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to any Pre-Closing Period. All Property Taxes levied with respect to the Purchased Assets for any Straddle Period shall be apportioned between Purchaser and Seller based on the number of days of such Straddle Period included in the Pre-Closing Period and the number of days of such Straddle Period included in the Post-Closing Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Period. Upon receipt of any bill for such Property Taxes, Purchaser or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.2 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Section 9.2, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
     9.3 Tax refunds (including any interest related thereto) received by Purchaser, its Affiliates or successors relating to the Purchased Assets operation of the Business, in each case for or to Seller’s any period (s) or portions thereof ending on or before the Closing Date, shall be for the account of Seller, and Purchaser shall pay over to Seller any such amount within seven (7) Business Days of receipt thereof.
     9.4 To the extent relevant to the Purchased Assets, each party shall (a) provide the other with such assistance as may reasonably be required in connection with seeking a refund or reduction of Taxes, the preparation of any Tax Return, and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (b) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

     9.5 Purchaser shall prepare an allocation of the Purchase Price (plus Assumed Liabilities and other relevant items to the extent properly taken into account under the IRC and the Treasury Regulations) among the Purchased Assets, including any non-competition agreement (including without limitation the covenant not to compete contained in Section 6.7 of this Agreement), goodwill and other assets, in accordance with Section 1060 of the Code and the U.S. Treasury regulations thereunder (and any similar provisions of state, local or foreign law, as applicable) (the “Allocation”). Purchaser shall deliver such Allocation to Seller as soon as practicable after the Closing Date. Seller shall within thirty (30) days of receipt of the Allocation notify Purchaser in writing that it is in agreement with the allocation or of any objections Seller has to the Allocation. Purchaser and Seller shall act in good faith to resolve any disagreement over the Allocation. In the event that the parties cannot agree on a mutually satisfactory Allocation within ninety (90) days after the Closing Date, a mutually agreed-upon independent accounting firm shall, at the joint expense of Purchaser and Seller, determine the appropriate Allocation. Once Purchaser and Seller have agreed on the Allocation or the Allocation has been determined pursuant to the preceding sentence, (i) the Allocation shall be binding upon the parties hereto, (ii) Purchaser and Seller shall complete and file IRS Form 8594 (and any similar form required by state, local or foreign law) using the Allocation, and (iii) Purchaser and Seller shall not take any position and shall cause their Affiliates not to take any position (whether in any audit, on any Tax Return or otherwise) that is inconsistent with the Allocation unless otherwise required by any applicable Legal Requirement or pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than thirty (30) days prior to the filing of their respective IRS Forms 8594 relating to the Transaction, Purchaser and Seller shall each deliver to the other party a copy of its IRS Form 8594. To the extent required by any applicable Legal Requirement, the Allocation shall be revised to reflect any adjustment of the Purchase Price pursuant to this Agreement.
     9.6 Purchaser and its Subsidiaries and Affiliates, on the one hand, and Seller and its Subsidiaries and Affiliates, on the other hand, shall cooperate fully with each other in the conduct of any inquiry, claim, assessment, audit, litigation or other proceeding relating to Taxes involving the Purchased Assets or the Allocation (each, a “Tax Matter”). Purchaser shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Purchaser shall keep Seller reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which Seller is liable without obtaining Seller’s prior written consent thereto, which shall not be unreasonably withheld or delayed.
ARTICLE 10. MISCELLANEOUS PROVISIONS
     10.1 Expenses. Except as otherwise expressly provided for herein, whether or not the Transaction is consummated, each party shall pay it own costs and expenses in connection with this Agreement and the Transaction (including the fees and expenses of its advisers, accountants and legal counsel).

     10.2 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”
     10.3 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.
     10.4 Entire Agreement. Except for the Confidentiality Agreement, which shall survive the execution of this Agreement in accordance with its terms, this Agreement, including the other documents and agreements specifically referred to herein, constitutes the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter. There are now no agreements, representations or warranties between or among the parties other than those set forth in the Agreement or the documents and agreements contemplated in this Agreement except as set forth in the Confidentiality Agreement.
     10.5 Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement signed by the parties. Any party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.
     10.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but no party hereto may assign any right or obligation hereunder without the prior written consent of all other parties hereto; provided, however, Purchaser and any Purchaser Affiliate shall have the right to assign all or any portion of the Transaction Agreement (including rights thereunder) to any Subsidiary of Purchaser and any of its lenders as collateral security without the prior written consent of Seller. In the event of any sale of all or substantially all of the assets of Seller (“Asset Sale”), any party that acquires Seller’s assets as part of the Asset Sale, shall assume the obligations of Seller to indemnify Purchaser under Article 8 hereof.
     10.7 Specific Performance. Purchaser and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     10.8 Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

     10.9 Jurisdiction; Waiver of Jury Trial.
          (a) Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto may be brought in the courts of the State of Washington and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Washington for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement agree that service of any process, summons, notice or document by certified mail to such party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in the State of Washington with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.9(a).
          (b) To the extent permitted under Legal Requirements, each of the parties hereto hereby irrevocably waives its right to a jury trial in connection with any action, proceeding or claim arising out of or relating to this Agreement or any transaction contemplated hereby.
     10.10 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.
     10.11 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
     10.12 Exhibits. All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.
     10.13 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail. A notice of change of address or facsimile number shall be effective only when done in accordance with this Section 10.13.

To Purchaser:	Absolute Software Corporation
Suite 1600, Four Bentall Centre
1055 Dunsmuir Street
Vancouver, British Columbia, V7X 1K8
Facsimile: (604) 730-2621
Attention: John Livingston

With copies to (which shall not constitute notice):	Latham &Watkins
355 South Grand Avenue
Los Angeles CA 90071-1560
Facsimile: 213.891.8763
Attention: Bob Steinberg, Esq.

To Seller:	Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
Facsimile: (408) 570-1001
Attention: Timothy Chu, VP & General Counsel

With copies to (which shall not constitute notice):	Morgan Lewis & Bockius LLP
2 Palo Alto Square
3000 El Camino Real, Suite 700
Palo Alto, CA 94306-2121
Facsimile: (650) 843-4001
Attention: William A. Myers, Esq.
     10.14 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.
     10.15 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     10.16 Public Announcements. Except in respect of any announcement required by applicable Legal Requirements or by obligations pursuant to any listing agreement with or rules of Nasdaq or the Toronto Stock Exchange (provided that in any event, the parties shall consult with each other prior to such announcement), no party shall issue any press release or otherwise make any public announcement regarding the transactions contemplated hereby or any party hereto without the consent of such party, which consent shall not be unreasonably withheld, conditioned or delayed.
     10.17 Purchaser Liability. Notwithstanding anything to the contrary contained in the Transaction Agreements to the contrary, Purchaser shall not be relieved of any liability to Seller by virtue of an assumption of any obligation by a Purchaser Affiliate, and all obligations of a Purchaser Affiliate to Seller shall be guaranteed in full by Purchaser. The foregoing is not intended to confer any rights or remedies on any persons other than the parties to this Agreement and their respective successors and permitted assigns.
[Signatures Follow On a Separate Page]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”		“Seller”

ABSOLUTE SOFTWARE CORPORATION		PHOENIX TECHNOLOGIES LTD.

By:	/s/ John Livingston	By:	/s/ Thomas Lacey

Name:	John Livingston	Name:	Thomas Lacey

Title:	Chief Executive Officer	Title:	President and CEO

Signature Page

EXHIBIT A
CERTAIN DEFINITIONS
“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.
“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.
“Allocation” shall have the meaning specified in Section 9.5.
“Anti-Theft Products and Services” means products and/or services (including, but not limited to, products and/or services that [***] that are [***].
“Asset Sale” shall have the meaning specified in Section 10.6.
“Assignment and Assumption Agreement” shall have the meaning specified in Section 3.2(c).
“Assignment Consents” shall have the meaning specified in Section 4.2(c).
“Assumed Liabilities” shall have the meaning specified in Section 1.3.
“Basket” shall have the meaning specified in Section 8.6(a).
“Books and Records” shall have the meaning set fort in Section 1.1(d).
“Business” shall have the meaning set forth in the first Recital.
“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.
“Claim Certificate” shall have the meaning specified in Section 8.4(a).
“Claim Response” shall have the meaning specified in Section 8.4(b)(i).
“Closing” shall have the meaning specified in Section 3.1.
“Closing Date” shall have the meaning specified in Section 3.1.
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION
Exhibit A

“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Competitive Activity” shall have the meaning specified in Section 6.7(b).
“Confidentiality Agreement” means that Mutual Non-Disclosure Agreement by and between Seller and Purchaser dated January 8, 2010.
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).
“Contract” shall mean any legally binding agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied).
“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.
“Core System Software” or “CSS” means the first software program or set of software programs started by the central processing hardware of a computing device, which program(s) is/are responsible for initializing and managing the resources of such device including, but not limited to coordinating the memory, processors, timers and input/output peripherals of such computing device, loading an operating system on such device, and assisting such operating system with auxiliary functions and chipset features.
[***]
“CSS and Tools License” shall have the meaning specified in Section 3.2(i).
“Damages” shall mean and include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
“Docket” shall mean Seller’s or its agents’ list or other means of tracking information relating to the prosecution or maintenance of the Patents throughout the world, including, without limitation, the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and information relating to deadlines, payments, and filings, which list or other means of tracking information is current as of the Closing Date.
“Employee” shall mean and each current employee of Seller who performs services primarily related to the Business (collectively, the “Employees” and individually, an “Employee”) (including any Employee who is on a leave of absence).
“Employee Benefit Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other plan, program, policy, practice, contract, agreement or
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION
Exhibit A

other arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee, consultant or other service provider (or to any dependent or beneficiary thereof) of Seller or any ERISA Affiliate, which is now, or was at any time, entered into, maintained, sponsored or contributed to by Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate has or may have any obligation or liability, whether actual or contingent, including, without limitation, all deferred compensation, profit sharing, incentive, bonus, employment, consulting, retention, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, retirement, pension, savings, vacation, holiday, medical, disability, life, accident, fringe benefit, welfare or other employee benefit plan, program, practice, contract agreement, arrangement, or remuneration of any kind, whether formal or informal, funded or unfunded.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the purposes of clarity, it is understood that neither a covenant not to sue nor a non-exclusive license with respect to Intellectual Property is within the foregoing definition of Encumbrance.
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and the rulings thereunder.
“ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, a member of an “affiliated service group” with, or is otherwise required to be treated as a single employer with, Seller under Section 414(b), (c), (m) or (o) of the Code.
“Excluded Assets” shall have the meaning specified in Section 1.2.
“Excluded Liabilities” shall have the meaning specified in Section 1.4.
“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).
“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, or authorization issued, granted, given or otherwise made available by or under the authority of any
Exhibit A

Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.
“Governmental Authority” shall mean any: (a) body of government having jurisdiction over a nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Governmental Consent” shall have the meaning specified in Section 4.2(b).
“Government Contract” means the agreement between Seller and the Government Entity entered into in July 2008 and scheduled to expire upon Project Completion on July 16, 2010, which agreement includes terms and conditions for the licensing, support and maintenance and non-recurring engineering services for a customized product developed by Seller for the Government Entity that incorporates certain Transferred Intellectual Property with other Seller Intellectual Property.
“Government Contract License” shall have the meaning specified in Section 3.2(k).
“Government Contract Source Code” means the human readable software contained in the Purchased Assets delivered to Purchaser under this Agreement, and modifications and derivatives thereof developed by Seller in connection with the Government Contract.
“Government Entity” means the United States government entity that is party to the Government Contract with Seller.
“Indemnification Cap” shall have the meaning specified in Section 8.6(a).
“Indemnified Party” shall have the meaning specified in Section 8.4(a).
“Indemnifying Party” shall have the meaning specified in Section 8.4(a).
“In-Licenses” shall have the meaning specified in Section 4.10(d).
“Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related provisionals, continuations, continuations-in-part, divisionals, renewals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (v) computer programs (whether in Source Code, Object Code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation,
Exhibit A

including user manuals and training materials, related to any of the foregoing, (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vii) Internet domain name registrations, Internet and World Wide Web URLs or addresses, (viii) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing, and (x) all rights and remedies against infringement, misappropriation, or other violation thereof.
“IP Licenses” shall have the meaning specified in Section 4.10(e).
“IRS” means the Internal Revenue Service.
“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) (except when Knowledge is stated to be “actual Knowledge”) such individual would be reasonably expected to be aware of such fact or other matter in the ordinary and usual course of the performance of their professional and employment responsibilities. Seller and Purchaser shall be deemed to have “Knowledge” of a particular fact or other matter if any of their respective officers has Knowledge of such fact or other matter as provided in the foregoing sentence.
“Legal Requirement” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability).
“Licensed-Back Object Code” shall have the meaning specified in Section 6.14(b).
“Licensed-Back Source Code” shall have the meaning specified in Section 6.14(a).
“Licensed Intellectual Property” shall mean all Intellectual Property owned by Seller as of the Closing Date that is both (i) necessary for the conduct of the Business; and (ii) not Transferred Intellectual Property, including the software and code licensed to Purchaser under Section 6.13 and the Patents licensed to Purchaser under the Patent License; provided, however, in no event will Licensed Intellectual Property be deemed to include the software or other items licensed to Purchaser under the CSS and Tools License.
“Licensed Object Code” shall have the meaning specified in Section 6.13(b).
“Licensed Source Code” shall have the meaning specified in Section 6.13(a).
Exhibit A

“Material Adverse Effect” means (i) with respect to Purchaser, any event, change or effect (each, an “Effect” that, when taken individually or together with all other adverse Effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Purchaser or its subsidiaries, taken as a whole or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Purchaser from performing its obligations in all material respects under this Agreement; and (ii) any Effect that, when taken individually or together with all other adverse Effects, is or is reasonably likely (a) to be materially adverse to the Purchased Assets, taken as a whole, or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Seller from performing its obligations in material respects under this Agreement; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (A) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole (so long as the Purchased Assets are not disproportionately affected thereby), (B) any Effect that is the result of factors generally affecting the industry or specific markets in which the Business operates (so long as the Purchased Assets are not disproportionately affected thereby), or (C) any Effect arising out of or resulting from actions contemplated by the parties hereto in connection with this Agreement or that is attributable to the announcement, performance of this Agreement or the pendency of the Transaction (including a loss of customers or employees).
“Material Contracts” shall have the meaning specified in Section 4.8(a).
“Non-Compete Period” shall have the meaning specified in Section 6.7(b).
“Object Code” means the binary, machine-readable and executable form of a software program.
“Open Source Software” means any computer software or software component that is distributed as “open source software” (software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org) or “free software” (as defined by the Free Software Foundation) or under similar licensing or distribution terms. Open Source Software includes software code that is licensed under the GNU General Public License (GPL), the GNU Library/Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Common Public License (CPL), the Apache License, the BSD License, the Artistic License, the Netscape Public License, or the Common Development and Distribution License (CDDL).
“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.
“Out-Licenses” shall have the meaning specified in Section 4.10(e).
“Patent Assignment” shall have the meaning specified in Section 3.2(d).
Exhibit A

“Patents” shall mean all United States and foreign patents and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof.
“Patent Documentation” shall mean the following: (i) a copy of the patent application, as filed; (ii) if unpublished, a copy of the filing receipt and the non-publication requests, if available; (iii) the original assignment agreement(s) from the inventors and/or prior owners to Seller or any of its Subsidiaries; (iv) the Docket; (v) all available conception and reduction to practice materials in Phoenix’s possession (or Phoenix’s patent counsel’s possession); (vi) evidence of foreign filing license (or denial thereof); (vii) a copy of each relevant Out-License; and (viii) the Prosecution History Files.
“Patent License” shall have the meaning specified in Section 3.2(h).
“Persistence” or “Persistent” means, with respect to products and services, [***].
“Person” shall mean any individual, Entity or Governmental Authority.
“Post-Closing Period” shall mean any taxable period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Period” shall mean any taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, audit or examination that is or has been commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.
“Project Completion” shall mean Seller completing its project obligations and services under the Government Contract, and the Government Entity accepting and approving such project obligations and services.
“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.
“Prosecution History Files” shall mean all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Patents.
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION
Exhibit A

“Proximity-based Anti-Theft Products and Services” means [***].
“Purchase Price” shall have the meaning specified in Section 2.1.
“Purchased Assets” shall have the meaning specified in Section 1.1.
“Purchaser” shall mean Absolute Software Corporation, a British Columbia corporation.
“Purchaser Affiliate” shall have the meaning specified in Section 1.1.
“Purchaser Fundamental Rep” shall have the meaning specified in Section 8.1(a).
“Purchaser Indemnified Parties” shall have the meaning specified in Section 8.2(a).
“Receivables” shall have the meaning specified in Section 1.2(h).
“Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority, in each case (i) through (v) above, that is at any time used exclusively in the Business.
“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.
“Seller” shall mean Phoenix Technologies Ltd., a Delaware corporation.
“Seller Contracts” shall have the meaning specified in Section 6.11.
“Seller Disclosure Schedule” shall have the meaning specified in Article 4.
“Seller Fundamental Rep” shall have the meaning specified in Section 8.1(a).
“Seller Indemnified Parties” shall have the meaning specified in Section 8.2(b).
“Seller Products and Services” shall have the meaning specified in the Recitals.
“Seller Registered Intellectual Property” means the Registered Intellectual Property listed on Schedules 1.1(a) and 3.2(h).
“Seller Sale” shall have the meaning set forth in Section 6.7(d).
*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION
Exhibit A

“Source Code” means the human readable form of a software program.
“Straddle Period” shall mean any taxable period beginning before or on and ending after the Closing Date.
“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity with respect to which a specified Person (or one or more Subsidiaries thereof) owns a majority of the common stock, partnership interests or other equity interests, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or similar governing body, or otherwise has the power to direct its business and policies.
“Support and Maintenance Services” means, following the Project Completion and the expiration of the Government Contract, any ongoing support and maintenance services that are required to be provided to the Government Entity in connection with the Government Contract.
“Support Services Agreement” shall have the meaning specified in Section 3.2(b).
“Survival Date” shall have the meaning specified in Section 8.1(a).
“Surviving Reps” shall have the meaning specified in Section 8.1(a).
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority, whether disputed or not.
“Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
“Tax Return” shall mean any return, information return, report, claim for refund, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax, including any schedule or attachment thereto and including any amendment thereof.
“Termination Notices” shall have the meaning specified in Section 6.11.
“Third-Party Claim” shall have the meaning specified in Section 8.4(c).
“Trade Secrets” shall mean all trade secrets rights under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and
Exhibit A

documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information).
“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses, URLs and general-use e-mail addresses.
“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.
“Transaction Agreements” shall mean this Agreement and the Exhibits.
“Transferred Intellectual Property” shall have the meaning specified in Section 1.1(a).
“Transferred Patents” means the Patents listed on Schedule 1.1(a).
“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.
Exhibit A

Exhibit 3.2(k)